EXHIBIT 99.1

             Contact: Claudine Cornelis/Stephanie Sampiere of Financial Dynamics
                                                                    212.850.5600
                                           Steve Feldman - CFO/ Barneys New York
                                                                    212.450.8613

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

         BARNEYS NEW YORK, INC. REPORTS OPERATING RESULTS FOR THE THIRD
                 QUARTER AND NINE MONTHS ENDED NOVEMBER 1, 2003

    IN THE QUARTER, COMP STORE SALES INCREASE 7.8% AND NET INCOME RISES 43.9%
                                TO $4.1 MILLION


New York, N.Y., November 24, 2003 - Barneys New York, Inc. today announced results for the third quarter and nine months ended November 1, 2003.

Net sales for the third quarter increased 8.3% to $111.9 million from $103.3 million in the corresponding period last year. Comparable store sales increased 7.8%. Gross profit as a percent of sales was 45.3% compared to 44.8% in the year ago period. Gross profit in the third quarter includes a $600,000 benefit related to the reversal of an accrual no longer considered necessary. In the quarter, selling, general and administrative expenses declined to 36.4% of sales from 38.5% in the comparable period a year ago. Net income was $4.1 million, or 29 cents per share, for the third quarter, compared with $2.9 million, or 21 cents per share, in the year ago period. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 37.4% to $11.1 million in the third quarter of 2003 compared to $8.1 million for the comparable period a year ago.

For the nine months ended November 1, 2003, net sales increased 5.3% to $292.0 million from $277.4 million for the nine months ended November 2, 2002. Comparable store sales increased 4.9%. Gross profit as a percent of sales declined to 45.2% from 46.5% in the comparable period a year ago. Gross profit includes a $600,000 benefit related to the reversal of an accrual no longer considered necessary. In the nine months, selling, general and administrative expenses declined to 39.5% of sales from 41.0% in the comparable period a year ago. Net income was $0.8 million, or 6 cents per share, for the nine months ended November 1, 2003, compared with $2.9 million, or 21 cents per share, in the year ago period. EBITDA was $21.1 million in the nine months ended November 1, 2003 compared to $19.6 million for the comparable period a year ago.

Howard Socol, Chairman, President and Chief Executive Officer, stated, "We were very pleased to see the overall sales momentum of the second quarter continue with a strong 7.8% comp store sales increase for the third quarter over last year. The strength we are seeing in the sales trends in both our luxury business and contemporary Co-Op business gives us a sound platform for future growth. We were also pleased to see solid comp store sales increases in each of our flagship stores in New York, Beverly Hills and Chicago. Top-performing merchandise categories in the third quarter included designer, Men's and Women's Co-Op, Barneys private label ready-to-wear collection, jewelry and accessories, and men's sportswear."

Commenting on the balance of the year, Mr. Socol said, "The fourth quarter has begun with a solid start in both our full-price and outlet stores. Our inventory remains fresh; we have a strong flow of new merchandise planned to support our sales initiatives. In addition, we are very excited about the on-going improvements to our Beverly Hills flagship store, including our newly expanded shoe salon and our planned expansion of the main floor cosmetics, jewelry and accessories businesses." Mr. Socol added, "We are very focused on holiday. In addition to significantly increasing the circulation of our holiday mailer, we have hired additional sales associates and developed targeted sales programs, all geared towards enhancing our customer's shopping experience during this special time of year."

Barneys New York is a luxury retailer with flagship stores in New York City, Beverly Hills and Chicago. In addition, the Company operates three regional full price stores, three CO-OP Barneys New York stores, twelve outlet stores and two semi-annual warehouse sale events. The Company also maintains corporate offices in New York City, an administrative and distribution center in Lyndhurst, New Jersey and has approximately 1,300 employees.

Except for the historical information contained herein, information set forth in this release may contain "forward looking statements" within the meaning of the federal securities laws. These statements include, among others, statements regarding the Company's expected business outlook, anticipated financial and operating results, the Company's business strategy and means to implement the strategy, the Company's objectives, the amount and timing of future store openings and capital expenditures, the likelihood of success in expanding the Company's business, financing plans, working capital needs and sources of liquidity. Forward looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2003, as filed with the Securities and Exchange Commission.

                     Barneys New York, Inc. and Subsidiaries

                 Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)

                                   (UNAUDITED)

                                                                      THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                               NOVEMBER 1,        NOVEMBER 2,       NOVEMBER 1,       NOVEMBER 2,
                                                                  2003               2002               2003             2002
                                                            ------------------  ----------------   ---------------  ----------------

Net sales                                                           $ 111,893         $ 103,299         $ 291,985         $ 277,378
Cost of sales                                                          61,188            57,050           159,949           148,503
                                                            ------------------  ----------------   ---------------  ----------------
          Gross profit                                                 50,705            46,249           132,036           128,875

Expenses:

  Selling, general and administrative expenses
   (including occupancy costs)                                         40,775            39,739           115,468           113,713
  Depreciation and amortization                                         2,891             2,660             8,525             7,914
  Other income - net                                                   (1,209)           (1,596)           (4,486)           (4,463)
                                                            ------------------  ----------------   ---------------  ----------------
          Operating income                                              8,248             5,446            12,529            11,711

Interest and financing costs, net of interest income                    3,957             2,471            11,250             8,501
                                                            ------------------  ----------------   ---------------  ----------------
          Income before income taxes                                    4,291             2,975             1,279             3,210

Income taxes                                                              150                98               450               294
                                                            ------------------  ----------------   ---------------  ----------------

          Net income                                                  $ 4,141           $ 2,877             $ 829           $ 2,916
                                                            ==================  ================   ===============  ================

Basic net income  per share of common stock                            $ 0.29            $ 0.21            $ 0.06            $ 0.21
                                                            ==================  ================   ===============  ================

Diluted net income  per share of common stock                          $ 0.29            $ 0.21            $ 0.06            $ 0.21
                                                            ==================  ================   ===============  ================

Weighted average number of shares of common
  stock outstanding:
          Basic                                                        14,103            13,903            14,103            13,903
                                                            ==================  ================   ===============  ================

          Diluted                                                      14,464            13,903            14,384            13,903
                                                            ==================  ================   ===============  ================

The following table reconciles Net income to EBITDA

Net income                                                            $ 4,141           $ 2,877             $ 829           $ 2,916
Interest and financing costs, net of interest income                    3,957             2,471            11,250             8,501
Income taxes                                                              150                98               450               294
Depreciation and amortization                                           2,891             2,660             8,525             7,914
                                                            ------------------  ----------------   ---------------  ----------------
EBITDA                                                               $ 11,139           $ 8,106          $ 21,054          $ 19,625
                                                            ==================  ================   ===============  ================

EBITDA for each period represents the sum of (a) the respective amounts of Net Income set forth above for such period; plus (b) the respective amounts of Interest and Financing Costs, Net of Interest Income, Income Taxes and Depreciation and Amortization. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of our operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies in our industry. EBITDA is also a measure utilized in a covenant contained in our credit facility and in a covenant in the indenture governing our 9% senior secured notes that limits our ability to incur indebtedness. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. In addition, a substantial portion of our EBITDA must be dedicated to the payment of interest on our indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management's discretionary use.

Note - In the current year, the Company implemented the provisions of Emerging Issues Task Force No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" (EITF 02-16). Under EITF 02-16, it is presumed that amounts received from vendors should be considered a reduction of product costs, unless certain restrictive criteria are met. Accordingly, the Company was required to record certain amounts as a reduction of cost of goods sold. In the three months ended November 1, 2003, the implementation of EITF 02-16 unfavorably impacted Selling, general and administrative expenses and Net income by $666,000 and $38,000, respectively, and favorably impacted Cost of sales by $628,000. In the nine months ended November 1, 2003, the implementation of EITF 02-16 unfavorably impacted Selling, general and administrative expenses and Net income by $1,124,000 and $38,000, respectively, and favorably impacted Cost of sales by $1,086,000.